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                                                            Exhibit 23(d)(1)(c)

April 30, 2007

Lincoln Investment Advisors Corporation
1300 South Clinton Street
Fort Wayne, Indiana 46802

RE: Advisory Fee Waiver Agreement - LVIP Janus Capital Appreciation Fund

Ladies and Gentlemen:

This letter agreement (the "Agreement") confirms the advisory fee waiver between the LVIP Janus Capital Appreciation Fund (the "Fund"), a series of Lincoln Variable Insurance Products Trust (the "Trust"), and Lincoln Investment Advisors Corporation (the "Adviser") with respect to the portfolio management of the LVIP Janus Capital Appreciation Fund.

    1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of April 30, 2007 ("Investment Management Agreement"), between the Fund and the Adviser, as set forth in the attached Schedule A.

    2. Term and Termination. This Agreement shall become effective on April 30, 2007 and shall continue for an initial 12-month term ending April 30, 2008. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement within 30 days of the end of the then current term. In addition, this Agreement will terminate automatically in the event of the termination of the Investment Management Agreement or the termination of the Sub-Investment Management Agreement dated April 30, 2003, as amended, between the Adviser and Janus Capital Management LLC.

    3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

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Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

Very truly yours,

LVIP JANUS CAPITAL APPRECIATION FUND, a series of
Lincoln Variable Insurance Products Trust

/s/ Kelly D. Clevenger
---------------------------------
Name:  Kelly D. Clevenger
Title: President
Date:

Agreed to:

LINCOLN INVESTMENT ADVISORS CORPORATION

/s/ Kevin Adamson
---------------------------------
Name:  Kevin Adamson
Title: Second Vice President
Date:

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                                  Schedule A

Avg. Daily Net Assets of the Fund                               Waiver Amount*
---------------------------------                               ---------------
First $100,000,000............................................. 15 basis points
Next $150,000,000.............................................. 10 basis points
Next $250,000,000.............................................. 15 basis points
Next $250,000,000.............................................. 10 basis points
Next $750,000,000.............................................. 15 basis points
Over $1,500,000,000............................................ 20 basis points

* These amounts are stated on an annual basis.